Exhibit 3.1

ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

EVANSTON

The undersigned directors of the Federal Home Loan Bank of Evanston, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;

NOW, THEREFORE, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.

1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF EVANSTON.

2. The location of the principal office of this Bank will be in the City of Evanston, State of Illinois, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3. This Bank shall be established in the City of Evanston, State of Illinois, in District Number Seven, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Seven as now defined is as follows:

The States of Illinois and Wisconsin.

4. This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Evanston, and is subject to such changes or additions not inconsistent with law as the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

7. This Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

IN WITNESS WHEREOF, We, the directors aforesaid, have hereunto set our hands this 11th day of October, 1932.

Name	/s/ S.F. Phillips
Address	Danville, Illinois

Name	/s/ Henry G. Zander
Address	110 So Dearborn St., Chicago, III.

Name	/s/ August F. Backus
Address	539 N. 31st St., Milwaukee, Wis.

Name	/s/ Alfred Mc Arthur
Address	720 North Michigan Ave., Chicago, III.

Name	/s/ B.F. Kuehlhorn
Address	2746 N. Tentmia Ave., Milwaukee, Wis.

Name	/s/ Fred W. Hermans
Address	5617 6th Ave., Kenosha, Wis.

Name	/s/ Maurice E. Vasen
Address	613 Main St., Quincy, III.

Name	/s/ Paul E. Stark
Address	124 W. Mifflin St., Madison Wis.

Name	/s/ Arthur G. Erdman
Address	5447 Agatits Ave., Chicago, III.

Name	/s/ John A. Sierocinski
Address	4228 W. 26th Street, Chicago, III.

Name	/s/ W.B. Whitlock
Address	800 Security Bldg, Springfield, III.

State of Illinois	} ss:
County of Cook

BE IT REMEMBERED, that on this Fourteenth day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came

S.F. Phllips, A.G. Erdman, Henry G. Zander, W.B. Whitlock, August F. Backus, Paul Stark, Alfred Mc Arthur, F.W. Hermans, M.E. Vasen, J.A. Sierocinski and B.F. Kuehlhorn, personally known to me to be the same persons who executed the foregoing writing and duly acknowledged the making and execution of the same as their act and deed.

/s/ CAURLANCE M. WRIGHT
Notary Public.

[SEAL]

My commission expires July 21, 1933.

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